Exhibit 99.1

PINNACLE ENTERTAINMENT RECEIVES FINAL REGULATORY APPROVAL

NEEDED TO COMPLETE THE ACQUISITION OF THE OPERATIONS OF THE

MEADOWS RACETRACK AND CASINO FROM GAMING & LEISURE PROPERTIES, INC.

LAS VEGAS, September 7, 2016 — Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle” or the “Company”) announced today the Pennsylvania Gaming Control Board (“PGCB”) approved the Company’s previously announced acquisition of the operations of the Meadows Racetrack and Casino (“Meadows”) from Gaming and Leisure Properties, Inc. (“GLPI”). Today’s approval by the PGCB represents the final regulatory clearance required to complete the transaction, following the earlier approval by the Pennsylvania Harness Racing Commission in August 2016. The Company expects to complete the transaction on Friday, September 9, 2016 for total consideration of $138.0 million, subject to a working capital adjustment and customary closing conditions, and intends to finance the purchase by drawing on its revolving credit facility.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “We thank the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission for their diligence, professionalism and expedience in reviewing and approving the Meadows transaction. We are excited to expand our company into the state of Pennsylvania and the greater Pittsburgh metropolitan area, and look forward to welcoming the guests and 1,300 team members of the Meadows into the Pinnacle Entertainment family.

“The Meadows is a beautiful and dynamic gaming entertainment destination situated in a stunning location. The Meadows has a broad base of operations, that encompasses high quality gaming and other guest entertainment amenities, as well as talented team members that deliver memorable service experiences to its guests. The Meadows will complement our existing collection of terrific properties and provide additional operational scale, geographic diversification, and another wonderful location for the guests of Pinnacle Entertainment’s 15 other gaming entertainment businesses to visit,” concluded Mr. Sanfilippo.

Following the completion of the transaction, Pinnacle will operate the Meadows’ gaming entertainment business and lease its underlying real property from GLPI in a triple net lease with initial annual rent of $25.4 million. On a trailing twelve month basis at June 30, 2016, the Meadows generated net revenues of approximately $290 million and Adjusted EBITDAR of approximately $48 million. The Company expects to account for the Meadows lease as an operating lease under GAAP.

The Meadows is located in Washington, PA, approximately 25 miles outside of Pittsburgh, PA. The property features a casino and pari-mutuel gaming experience that includes approximately 3,170 gaming devices, 74 table games, 11 poker tables, and a 5/8 mile horse racetrack with a 500-seat grandstand. Additionally, the Meadows features a full complement of other guest entertainment amenities, including 11 casual and fine dining restaurants, bars and lounge outlets, 7,500 sq. ft. of banquet space, an 11,000 sq. ft. event center, a 24-lane bowling center, and hotel accommodations provided by an attached, but separately managed, Hyatt Place hotel with 155 guest rooms.

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Forward Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the transaction between Pinnacle and a subsidiary of GLPI whereby the Company would acquire the operations of the Meadows Racetrack and Casino (the “Meadows”); and the consummation of the transaction and the timing thereof. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Pinnacle’s control that could cause actual results to differ materially from those reflected in such statements. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate the potential transaction and the possibility that the transaction does not close when expected or at all; and (b) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On March 29, 2016, the Company entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. to acquire the operations of The Meadows Racetrack and Casino for total consideration of $138.0 million, subject to a working capital adjustment. The transaction is expected to be completed on September 9, 2016, subject to customary closing conditions.

Investor and Financial Media Inquiries:

Vincent J. Zahn, CFA

Vice President & Treasurer

702-541-7777/investors@pnkmail.com

General Media Inquiries:

Roxann M. Kinkade, APR

Director of Public Relations

816-414-7007/roxann.kinkade@pnkmail.com

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